Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2024, with respect to the audited consolidated financial statements of Processa Pharmaceuticals, Inc. for the year ended December 31, 2023 included in the Annual Report on Form 10-K of Processa Pharmaceuticals, Inc. for the year ended December 31, 2024.

/s/ BD & Company, Inc.
Owings Mills, MD
September 22, 2025